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EXHIBIT (10)-9


                              TRINOVA CORPORATION
                          DIRECTORS' RETIREMENT PLAN


                          Effective:  January 1, 1985
                      Restatement Date:  January 1, 1990




            1. TRINOVA Corporation ("Company," formerly known, however, as Libbey-Owens-Ford Company) hereby restates the Libbey-Owens-Ford Company Amended Directors' Retirement Plan as the TRINOVA Corporation Directors' Retirement Plan ("Plan"). The purpose of the Plan is to recognize the valuable services provided and to be provided by its current and future nonofficer directors, as well as to assist the Company in attracting and retaining qualified persons to serve on its Board of Directors. The effective date of the restatement of the Plan is January 1, 1990.

            2. Each person ("Participant") who has served on the Board of Directors of the Company on or after January 1, 1990, and who is not an officer of the Company, shall participate in the restated Plan.

            3. Benefits shall be payable under the Plan to each Participant who has retired from the Board of Directors in accordance with article 9 of the Company's by-laws or who has, with the concurrence of the Board of Directors, resigned for health or other reasons beyond such person's control. Such benefits shall be payable monthly, commencing on the first day of the month following such Participant's retirement (or resignation, as provided herein) from the Board of Directors and ending with the payment for the month in which such Participant's death occurs, provided, however, that in no event shall the aggregate number of payments exceed the lesser of 120 or the number of months such Participant served as a nonofficer director of the Company.
The amount of each monthly payment shall be equal to 1/12 of the annual retainer then in effect payable to the director by the Company for such Participant's services as a member of the Board of Directors (including the current committee chairman's fee for a director who has at any time served as a committee chairman, but excluding any meeting fees and any fees solely attributable to professional or other consulting services furnished to the Company independently of service as a director). Such benefit payments shall be made from those assets which are subject to the claims of general creditors, subject, however, to the provisions of paragraph 4 hereof.

            4. The Company shall establish an irrevocable grantor trust ("Rabbi Trust") to which the Company may, at the sole discretion of its Board of Directors, make contributions for the purpose of satisfying all or a portion of the Company's obligations under the Plan. Any benefits paid from such Rabbi Trust to a Participant shall reduce the amount of the benefits payable hereunder by the Company from its general corporate assets.

            Furthermore, and notwithstanding any provision herein to the contrary, the Company shall contribute to the Rabbi Trust that aggregate amount calculated pursuant to paragraph 5 hereof within ten days of a Change in Control.


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            A "Change in Control" shall have occurred for purposes of the Plan if any of the following events shall occur:

            (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

            (ii) If the Company sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such sale;

            (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any Person has become the Beneficial Owner of 20 percent or more of the Voting Stock;

            (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

            (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of subparagraph (iii) or subparagraph
(iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes hereof solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50 percent or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

            For purposes of the foregoing

            (a) "Beneficial Owner" of Voting Stock shall mean any Person who would be deemed to beneficially own such Voting Stock within the meaning

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      of Rule 13d-3 promulgated under the Exchange Act, or any successor rules or regulations thereto.

            (b) "Person" shall mean any "person," as the term "person" is used and defined in Section 14(d)(2) of the Exchange Act, and any "affiliate" or "associate" of any such person, as the terms "affiliate" and "associate" are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date hereof.

            (c) "Voting Stock" shall mean all outstanding securities of the Company entitled to vote generally in the election of directors of the Company at the time in question.

            5. The amount to be contributed to the Rabbi Trust in the event of the occurrence of a Change in Control (as defined in paragraph 4 hereof) shall be the amount necessary to purchase annuities to provide Participants with the benefits they have accrued in the Plan as of the date the Change in Control occurs.

            6. As a condition of participation in the Plan, upon and after a Participant's retirement from the Board of Directors, such Participant shall remain available at any reasonable time and from time to time to advise and to consult with the Chief Executive Officer of the Company and also with the Chairman of the Board of Directors of the Company (if such person is not also the Chief Executive Officer).

            7. The obligation of the Company to make or continue payments under this Plan shall be subject to the condition that the Participant or former Participant shall not engage, either directly or indirectly, in any activity which is competitive with any activity of the Company, it being understood that in the event of a breach by the Participant or former Participant of the foregoing condition, the Company shall not be obligated to make any payment or payments hereunder coming due subsequent to the occurrence of such breach. The Organization and Compensation Committee of the Board of Directors ("Committee"), upon prior written request of a Participant or former Participant, may waive the condition specified above with respect to noncompetition if, based upon all of the relevant circumstances, in the sole judgment of the Committee, the granting of such a waiver is justified.

            8. No rights under this Plan shall be assignable, transferrable or subject to encumbrance or charge of any nature. No claim for the nonpayment or erroneous payment of benefits hereunder may be made other than by the Participant or former Participant or by his or her estate acting on his or her behalf.

            9. If a former Participant who is receiving benefits or is eligible to begin receiving benefits under the Plan is under a legal disability, as determined in the sole discretion of the Committee, the Committee may direct any or all of the benefits to which the former Participant may be entitled to be paid in any one or more of the following ways:

            (a)   to the former Participant, or

            (b) to the former Participant's legal guardian or conservator, or


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            (c)   to the former Participant's spouse or to any other
      individual or entity to be expended for the benefit of the former Participant.

            10. The Board of Directors of the Company may at any time amend, suspend or terminate the Plan in whole or in part, but such action shall not affect the right of any Participant or former Participant to receive benefits accrued hereunder prior to the date of such action.

            11. The Plan shall be administered by the Committee. Each member of the Committee shall serve at the pleasure of the Committee and may be removed at any time, with or without cause, by such Committee.

            12. The Plan is established under and shall be construed according to the laws of the State of Ohio.

            The foregoing has been approved by and is being executed on behalf of TRINOVA Corporation effective as of January 1, 1990.


                                          TRINOVA CORPORATION